Exhibits 5(b), 8 & 23(b)

Thelen Reid & Priest LLP Attorneys At Law 875 Third Avenue New York, NY 10022-6225 Tel. 212.603.2000 Fax 212.603.2001 www.thelenreid.com

        March 30, 2006

DPL Inc. 1065 Woodman Drive Dayton, Ohio 45432

Ladies and Gentlemen:

We are acting as counsel to DPL Inc., an Ohio corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of $175,000,000 in aggregate principal amount of the Company’s Senior Notes, 8% Series Due 2009 (the “Registered Senior Notes”), and the qualification under the Trust Indenture Act of 1939, as amended, of the Company’s Indenture, dated as of March 1, 2000, under which the Registered Senior Notes are to be issued, in connection with an offer by the Company to issue the Registered Senior Notes in exchange for its Senior Notes, 8% Series Due 2009 (the “Unregistered Senior Notes”), which are currently outstanding in the same aggregate principal amount, all as described in the Registration Statement.

Subject to the qualifications hereinafter expressed, we are of the opinion that the Registered Senior Notes, when issued and delivered as contemplated in the Registration Statement, will be legally issued and will be binding obligations of the Company.

We are further of the opinion that, insofar as it relates to matters of law or legal conclusions, the summary contained in the Registration Statement of the material United States federal income tax consequences of exchanging the Unregistered Senior Notes for the Registered Senior Notes and of the ownership and disposition of the Registered Senior Notes is accurate in all material respects as of the date hereof.

This opinion is limited to the laws of the States of New York and Ohio and of the United States of America. To the extent that the opinions relate to or are dependent upon matters governed by the laws of Ohio, we have relied upon the opinion of Miggie E. Cramblit, Esq., Vice President, General Counsel and Secretary to the Company, which is being filed as Exhibit 5(a) to the Registration Statement.

March 30, 2006

We hereby consent to the filing of this opinion as Exhibits 5(b) and 8 to the Registration Statement and to the references to our firm, as counsel, in the Registration Statement and in the prospectus contained therein.

Very truly yours,
/s/ Thelen Reid & Priest LLP
THELEN REID & PRIEST LLP